UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2008

Curtiss-Wright Corporation

(Exact Name of Registrant as Specified in its Charter)

DE	1-134	13-0612970
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 597-4752

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 2, 2008, Admiral (Ret.) James B. Busey IV retired from the Board of Directors of the Company upon the expiration of his then current term on the Board of Directors.

Mr. Busey retired as a result of reaching the Company’s mandatory retirement age, and not due to any disagreement with the Company or concerns relating to the Company’s operations, policies or practices.

On May 6, 2008, the Company's Board of Directors also elected Mr. Glenn Coleman, 40, to the office of Vice President and Corporate Controller of Curtiss-Wright Corporation, and announced that, Mr. Coleman’s predecessor, Mr. Kevin McClurg, accepted the position of Vice President of Finance for the Company’s Flow Control Segment.

Prior to his appointment to Vice President and Corporate Controller, Mr. Coleman spent the past 10 years with Alcatel Lucent (formerly Lucent Technologies) in various positions of increasing responsibility, including most recently as VP Finance of the Wireless Business Group. Prior to that, he served in various roles within Lucent Technologies, such as VP Finance and Americas Controller, Audit Vice President and Finance Director/Shared Services. Before Lucent, Glenn worked for 8 years with the accounting firm Coopers and Lybrand, L.L.P, where he started his career after graduation.

Mr. Coleman holds a Bachelors of Science degree in Business Administration from Montclair State University and is a Certified Public Accountant in the State of New Jersey.

Mr. McClurg indicated that his decision to accept the position as Vice President of Finance is based solely on personal reasons, and not due to any disagreement with the Company or concerns relating to the Company’s operations, policies or practices.

There are no transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $120,000, and in which Mr. Coleman had, or will have, a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curtiss-Wright Corporation (Registrant)

Date: May 6, 2008	By:	/s/ Glenn E. Tynan
Vice President and CFO